EXHIBIT 11

                                     TOTAL CONTAINMENT, INC.
                        STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                           (Unaudited)

                                                           Three Months Ended     Nine Months Ended
                                                             September 30,          September 30,
                                                                  1998                   1998

Basic:
Average shares outstanding                                        $4,650                 $4,645
                                                                  ======                 ======

  Net income applicable to common shareholders                    $1,405                 $3,116
                                                                  ======                 ======

    Net income per share amount                                   $ 0.30                 $ 0.67
                                                                  ======                 ======


Assuming dilution:
Average shares outstanding                                         4,650                  4,645
Effect of dilutive options                                           270                    206

    Totals                                                         4,920                  4,850
                                                                  ======                =======

    Net income applicable to common shareholders                  $1,405                 $3,116
                                                                  ======                 ======

    Net income per share amount                                   $ 0.29                 $ 0.64
                                                                  ======                 ======


Calculations for the three and nine month periods for 1997 are not presented as the effect of the options would be anti dilutive.